                  DELTA FUNDING RESIDUAL EXCHANGE COMPANY, LLC

                               OFFER TO EXCHANGE

         CLASS A VOTING MEMBERSHIP INTERESTS IN DELTA FUNDING RESIDUAL
                             EXCHANGE COMPANY, LLC,

            COMMON STOCK OF DELTA FUNDING RESIDUAL MANAGEMENT, INC.,

                                      AND

            SERIES A PREFERRED STOCK OF DELTA FINANCIAL CORPORATION

                                      FOR

                           ALL ISSUED AND OUTSTANDING
                          9 1/2% SENIOR NOTES DUE 2004
                                      AND
                      9 1/2% SENIOR SECURED NOTES DUE 2004
                                       OF
                          DELTA FINANCIAL CORPORATION


THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON AUGUST 20, 2001, UNLESS EXTENDED OR EARLIER TERMINATED. HOLDERS OF NOTES (AS DEFINED BELOW) MUST TENDER THEIR NOTES ON OR PRIOR TO THE EXPIRATION DATE IN ORDER TO PARTICIPATE IN THE EXCHANGE OFFER (AS DEFINED BELOW).


                                                                  July 23, 2001

TO THE HOLDERS OF 9 1/2% SENIOR NOTES DUE 2004 AND 9 1/2% SENIOR SECURED NOTES DUE 2004 OF DELTA FINANCIAL CORPORATION:

   Delta Funding Residual Exchange Company, LLC, a Delaware limited liability company ("Delta"), is offering, subject to the terms and conditions set forth in the enclosed prospectus dated July 23, 2001 (the "Prospectus") and the accompanying letter of transmittal and consent dated July 23, 2001 (the "Letter of Transmittal and Consent" and, together with the Prospectus, the "Exchange Offer"), to issue up to 150,000 Class A Voting Membership Interests (the "Membership Interests") in Delta and deliver up to 150,000 shares of common stock (the "Common Stock") of Delta Funding Residual Management, Inc. (the "Delta Managing Member") and up to 150,000 shares of Series A Preferred Stock (the "Preferred Stock") of Delta Financial Corporation ("DFC"), in exchange for the entire aggregate principal amount of DFC's outstanding 9 1/2% Senior Notes due 2004 (the "Senior Notes") and 9 1/2% Senior Secured Notes due 2004 (the "Senior Secured Notes" and, collectively with the Senior Notes, the "Notes"). Subject to the terms and conditions of the Exchange Offer, Delta will issue one Membership Interest and will deliver one share of Common Stock and one share of Preferred Stock for each $1,000 principal amount Note that is properly tendered and not withdrawn pursuant to the Exchange Offer. In addition, as part of the Exchange Offer, Delta is soliciting consents from the holders of the Notes to certain proposed amendments (the "Proposed Amendments") to the Indenture governing the Senior Secured Notes. Holders desiring to accept the Exchange Offer must also consent to the Proposed Amendments.

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   Holders of Notes that participate in the Exchange Offer will release and waive any and all claims or causes of action arising out of such holder's ownership of the Notes that such holder may have against DFC, Delta, the Delta Managing Member or any of their respective subsidiaries or affiliates, and all of their respective stockholders, members, directors, officers, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former.

   The Exchange Offer is subject to the satisfaction or waiver of certain conditions that are described in the Prospectus under the caption "The Exchange Offer - Conditions to the Exchange Offer."

   Your attention is directed to the following:

   1. The Prospectus;

   2. The Letter of Transmittal and Consent; and

   3. The Notice of Guaranteed Delivery.

   Please read the Prospectus and the other enclosed materials relating to the Exchange Offer carefully. If you require assistance, you should consult your financial, tax or other professional advisors. Holders who wish to participate in the Exchange Offer are asked to respond promptly by completing and returning the enclosed Letter of Transmittal and Consent and all other required documentation to U.S. Bank Trust National Association, the Exchange Agent for the Exchange Offer.

ANY QUESTIONS, REQUESTS FOR ASSISTANCE OR REQUESTS FOR COPIES OF THE OFFER MATERIALS SHOULD BE DIRECTED TO D.F. KING & CO. INC., THE INFORMATION AGENT FOR THE EXCHANGE OFFER, AS SET FORTH BELOW:

                             D.F. King & Co., Inc.
                                 77 Water Street
                               New York, NY 10005
                           Telephone: 1-800-488-8095

   Thank you for your cooperation regarding these matters.

                           Very truly yours,
                           DELTA FUNDING RESIDUAL EXCHANGE COMPANY, LLC


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